Exhibit 99.2

Avigen Closes $21.2 Million Private Placement of Common Stock

ALAMEDA, CA, May 15, 2006 – Avigen, Inc. (Nasdaq: AVGN), a biopharmaceutical company focused on unique small molecule therapeutics to treat chronic neurological conditions, today announced that on May 12, 2006, it completed a private placement of common stock with institutional investors of approximately $21.2 million.  Under the terms of the transaction Avigen sold approximately 3.9 million shares of common stock at a purchase price of $5.37 per share. The transaction did not include any warrants or other enhancements. RBC Capital Markets acted as sole bookrunning manager and lead placement agent and CIBC World Markets acted as co-placement agent for the offering. Investors in the transaction included Biotechnology Value Fund, Apex Capital, Federated Kaufman Fund, and Fort Mason Capital LP.

“We believe the quality and terms of this transaction not only validate our strategy, but more importantly, that the additional capital allows us to expand the development programs within our pipeline and advance multiple clinical programs in parallel,” commented Ken Chahine, Ph.D., J.D., Avigen’s President and Chief Executive Officer. “We began the year with a strong cash position and a focused clinical development plan based around our lead neurologic compounds, including AV650, for the treatment of spasticity and neuromuscular spasm, and AV411, for the treatment of neuropathic pain. Since then, we have identified several additional opportunities with significant value that we believe should be pursued more aggressively. Specifically, the proceeds of this financing transaction will allow us to pursue the development of AV650 for acute muscle spasm and AV411 for chemotherapeutic induced neuropathic pain. The funding will also allow us to advance the development of AV513, our oral drug candidate for the treatment of hemophilia, which has progressed more quickly than initially anticipated.”

The shares of Common Stock sold to the investors have not been registered under the Securities Act of 1933. Accordingly, these securities may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act. Avigen has agreed to file a registration statement covering resale of these securities by the investors. This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Common Stock.

About Avigen

Avigen is a biopharmaceutical company focused on unique small molecule therapeutics and biologics to treat serious neurological disorders, including spasticity and neuromuscular spasm and neuropathic pain.  Avigen’s strategy is to complete the requirements of clinical development for each of the candidates in its product pipeline, and continue to look for opportunities to expand its pipeline through a combination of internal research, acquisitions, and in-licensing.  Avigen’s goal is to become a fully integrated commercial biopharmaceutical company committed to its small molecule and biologics neurology products. The company currently has in development AV650 for spasticity and neuromuscular spasm and AV411 for neuropathic pain.  Additionally, the company has in development a compound for the treatment of hemophilia A and B, AV513. For more information about Avigen, consult the company’s website at http://www.avigen.com

Statement under the Private Securities Litigation Reform Act

This press release contains forward-looking statements, which include Avigen’s belief that its drug candidates have expanded clinical utility or will offer scientific, clinical, or commercial advantages, Avigen’s believe that AV513 has significant value, and Avigen’s intended use of the proceeds from the private placement and the benefits that it expects to obtain from the application of the proceeds. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, the possibility that Avigen may alter its development plans or may use the funds received in the private placement for other reasons not currently anticipated. Other risks and uncertainties relating to Avigen are detailed in reports filed by Avigen with the Securities and Exchange Commission, including Avigen’s Annual Report on Form 10-K for the period ended December 31, 2005, under the caption “Risk Factors” in Item 1A of Part I of tha t report, which was filed with the SEC on March 16, 2006.

Contact:  Michael Coffee
Chief Business Officer
Avigen, Inc.
1301 Harbor Bay Parkway, Alameda, CA 94502
Tel: 510-748-7372
Fax: 510-748-7155
E-mail: mcoffee@avigen.com